Exhibit (h)(10)

AMENDMENT TO

SUB-ADMINISTRATION AGREEMENT

This AMENDMENT to SUB-ADMINISTRATION AGREEMENT (the “Amendment”) made as of the Effective Date among Cavanal Hill Investment Management, Inc., an Oklahoma corporation (the “Administrator”) and Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Sub-Administration Agreement, dated July 1, 2004, between the Administrator and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Agreement, Citi performs certain sub-administration services for Portfolios of the Trust (individually referred to as a “Fund” and collectively, the “Funds”);

WHEREAS, Citi and the Administrator wish to enter into this Amendment to the Agreement in order to add two additional funds as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrator and Citi hereby agree as follows:

1.	Effective Date.

The effective date of this Amendment shall be December 26, 2017.

2.	Schedule A.

(a)           Schedule A, Part I of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A, Part I.

3.	Representations and Warranties.

(a)           The Administrator represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

(a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Brian Henderson
Name:	J. Brian Henderson
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Name:	Jay Martin

Title:	President

SCHEDULE A

TO THE SUB-ADMINISTRATION AGREEMENT

I.	Portfolios: This Agreement shall apply to all Portfolios of the Trust either now or hereafter created. The current portfolios and classes of the Trust are set forth below (collectively, the “Portfolios”):

U.S. Treasury Fund Administrative Service Institutional Select[2] Premier[1]	Ultra Short Tax-Free Income Fund A Investor Institutional
Government Securities Money Market Fund Administrative Institutional Select Premier	Intermediate Tax Free Bond Fund A Investor Institutional
Limited Duration Fund A Investor Institutional	Active Core A C Investor Institutional
Moderate Duration Fund A Investor Institutional	Mid Cap Core Equity Fund A C Investor Institutional
Bond Fund A Investor Institutional	Opportunistic Fund A C Investor Institutional
Strategic Enhanced Yield Fund A Investor Institutional	World Energy Fund A C Investor Institutional

1As of the Effective Date, these Classes have not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement.

2This Class is expected to commence operations on December 26, 2017.